CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 333-126384 on Form N-1A of our report dated September 24, 2015, relating to the financial statements and financial highlights of Pioneer Classic Balanced Fund, Pioneer Government Income Fund and Pioneer Multi-Asset Income Fund, each a portfolio of Pioneer Series Trust IV (the "Trust"), appearing in the Annual Reports on Form NCSR of the Trust for the year ended July 31, 2015. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
November 19, 2015